Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226

Contact:  Douglas Gordon
President and CEO
414.459.4100
douglasgordon@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL, INC. ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER OF WATERSTONE MORTGAGE CORPORATION

WAUWATOSA, WI (July 27, 2018) —Waterstone Financial, Inc. (NASDAQ: WSBF) today announced the resignation of Eric J. Egenhoefer from his position as Chief Executive Officer of Waterstone Mortgage Corporation ("Waterstone" or the "Company").  Waterstone Mortgage Corporation is a wholly owned subsidiary of WaterStone Bank SSB, which in turn is a wholly owned subsidiary of Waterstone Financial, Inc.  Mr. Egenhoefer's resignation is effective September 15, 2018.  Following his resignation of employment, Mr. Egenhoefer will continue to serve as a non-employee member of the Board of Directors of Waterstone Mortgage Corporation through December of 2018.

Douglas Gordon, President and Chief Executive Officer of Waterstone Financial, Inc., commented, "We appreciate the contributions Eric has made over the past 12 years.  Under his leadership and direction, Waterstone Mortgage Corporation has grown from less than $100 million in annual loan originations in fiscal 2006 to over $2.5 billion in 2017.  We also appreciate Eric's commitment to ensuring a seamless transition of his responsibilities."

Mr. Egenhoefer's leadership responsibilities will be transitioned to A.W. Pickel III, President of Waterstone Mortgage Corporation.  Mr. Pickel previously served as President of AmCap Mortgage's Midwest Division.  In 1992, he founded LeaderOne Financial Corporation as a local mortgage brokerage, growing the company into a full-service mortgage bank. He has extensive experience recruiting, training, and managing origination teams around the nation.  "After bringing A.W. on board and giving significant consideration to Waterstone's current and future leadership needs, I have come to the conclusion that it is time for me to step down, pass the torch to a new leader and move on to the next chapter in my career" said Mr. Egenhoefer.  "I could not have made this decision without having someone like A.W. in place.  I am truly grateful to have worked alongside an incredible group of individuals. Their passion and dedication are the reason Waterstone is what it is today and the reason the Company will continue to be successful in the future."

About Waterstone Financial, Inc.

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, and West Allis, Wisconsin and a commercial lending office in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which has the ability to lend in 47 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.